                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549


                           --------------------------


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934
                                 April 17, 1995
                                (Date of Report)


                           --------------------------


                           GEORGIA-PACIFIC CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


                                     GEORGIA
                            (State of Incorporation)

                                     1-3506
                            (Commission File Number)

                                   93-0432081
                      (IRS Employer Identification Number)

               133 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303
                    (Address of Principal Executive Offices)

                                 (404) 652-4000
              (Registrant's Telephone Number, including area code)

Item 5.      Other events.

On April 13, 1995, the Corporation issued the following press release announcing its results of operations for the quarter ended March 31, 1995:


                                             GEORGIA-PACIFIC (LOGO)
                                             133 Peachtree Street Northeast
                                             Atlanta, Georgia 30303
                                             (404) 652-4000

NEWS FROM GEORGIA-PACIFIC
- --------------------------------------------------------------------------------

                                        Release No. C-1196
                                        Contact:    Sheila Weidman
                                                    (404) 652-4732
                                                    Ken Haldin
                                                    (404) 652-6098

                                        April 13, 1995


              PULP AND PAPER LEADS GEORGIA-PACIFIC'S FIRST QUARTER
                                 RECORD EARNINGS


     ATLANTA -- Georgia-Pacific Corp. today reported all-time record net income of $232 million ($2.59 per share) for the three months ended March 31, 1995, a

480 percent increase compared with net income of $40 million (45 cents per share) for the 1994 first quarter.

     Georgia-Pacific's 1994 first quarter earnings included a $34 million (38 cents per share) net after-tax gain on asset sales, an $11 million (12 cents per share) after-tax loss on the early retirement of debt and a $5 million (6 cents per share) one-time, after-tax charge for an accounting change.

     The company reported all-time record operating profits of $570 million in the 1995 first quarter, compared with $254 million in the same period a year ago.

     Georgia-Pacific's pulp and paper business continued to report strong improvement in the first quarter with record operating profits of $368 million for the three months ended March 31, 1995, compared with an operating loss of

$53 million in last year's first quarter.

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     Operating profits in the company's building products business were $197 million in the 1995 first quarter, versus $247 million for the three-month period a year ago.

     The cost of compensation programs tied to Georgia-Pacific's stock price,

which is included in general corporate expense, was $23 million in the 1995 first quarter, compared with $(3) million in the 1994 first quarter.

     Sales for the first quarter of 1995 were $3.5 billion, compared with $2.9 billion in the 1994 period.  The company generated cash from operations of $310 million and made capital expenditures of $247 million during the latest quarter.

     "Our pulp and paper business continued to strengthen at an unprecedented rate, and while our building products business has experienced a decline after three years of record performance, it still is performing at an acceptable earnings level," A.D. "Pete" Correll, chairman and chief executive officer,

said.

     "The momentum that began to build last year for Georgia-Pacific's pulp and paper business continues into 1995.  Fast-recovering worldwide demand for pulp and paper, improved prices and the benefits of keeping our costs low have combined to make this business very strong for the company.  Communication papers' business activity has been extremely strong and demand for pulp,

bleached board and containerboard remains at record levels.

     "In building products, increased interest rates have affected building activity and impacted our business.  Performance in our lumber business declined during the quarter with weaker prices, an increased supply of Canadian lumber to

U.S. markets and higher log costs resulting primarily from wet weather.

Overall, however, we've seen no buildup of inventories for most building products, so increased spring activity should boost performance of this segment.

Our industrial wood products, structural panels and gypsum businesses continue to experience steady prices and good demand," Correll concluded.

     A tabulation of results follows:


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                  GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
                              Operating Highlights
                 (Dollar amounts, except per share, in millions)
                                   (unaudited)


                                                  Three        Three
                                                  Months       Months
                                                  Ended        Ended
                                                  March 31,    March 31,
                                                  1995         1994
- -----------------------------------------------------------------------
NET SALES
Building products                                 $  1,800     $  1,767
Pulp and paper                                       1,665        1,167
Other operations                                        12            8
- -----------------------------------------------------------------------
Total net sales                                   $  3,477     $  2,942
- -----------------------------------------------------------------------
OPERATING PROFITS
Building products                                 $    197     $    247
Pulp and paper                                         368          (53)
Other operations                                         5            3
Other income                                             -           57
- -----------------------------------------------------------------------
Total operating profits                                570          254
General corporate expense                              (62)         (28)
Interest expense                                      (105)        (121)
Cost of accounts receivable
 sale program                                          (11)          (6)
- -----------------------------------------------------------------------
Income before income taxes,
 extraordinary item and
 accounting change                                     392           99
Provision for income taxes                            (160)         (43)
- -----------------------------------------------------------------------
Income before extraordinary item
 and accounting change                                 232           56
Extraordinary item, net of tax                           -          (11)
Accounting change, net of tax                            -           (5)
- -----------------------------------------------------------------------
Net income                                        $    232     $     40
- -----------------------------------------------------------------------

Per share:
 Income before extraordinary
  item and accounting change                      $   2.59     $    .63
 Extraordinary item, net of tax                          -         (.12)
 Accounting change, net of tax                           -         (.06)
- -----------------------------------------------------------------------
Net income                                        $   2.59     $    .45
- -----------------------------------------------------------------------
Average number of
 shares oustanding                                    89.6         88.7
- -----------------------------------------------------------------------


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Notes to Operating Highlights
- -----------------------------

1.   Income (Loss) Per Share.     Income (loss) per share is computed based on
net income (loss) and the weighted average number of common shares outstanding, net of restricted stock. The effects of assuming issuance of common shares under long-term incentive, stock option and stock purchase plans were either insignificant or antidilutive.

2.   Accounting Change.     The Corporation adopted Financial Accounting
Standard Number 112, "Employers' Accounting for Postemployment Benefits," effective January 1, 1994. Adoption of this standard resulted in a one-time, after-tax charge of $5 million (6 cents per share) to 1994 first quarter earnings.

3.   Other Income.     In the 1994 first quarter, the Corporation recorded other
pretax income of $57 million ($34 million after taxes), primarily resulting from the sales of its roofing manufacturing and envelope businesses.

4.   Provision for Income Taxes.     The Corporation reported pretax income of
$392 million and an income tax provision of $160 million for the three months ended March 31, 1995. Excluding asset sales, the Corporation reported pretax income before extraordinary item and accounting change of $42 million and an income tax provision of $20 million for the three months ended March 31, 1994. The actual effective tax rate for both periods was higher than the federal statutory rate primarily because of nondeductible goodwill amortization expense associated with past business acquisitions.

5.   Extraordinary Item.     The Corporation called for redemption approximately
$204 million of its outstanding debt during the 1994 first quarter. As a result, an after-tax extraordinary loss of $11 million (12 cents per share) was recognized.




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                                   SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED:  April 17, 1995

                                 GEORGIA-PACIFIC CORPORATION



                                 By /s/ John F. McGovern
                                    -------------------------------
                                    John F. McGovern
                                    Senior Vice President - Finance
                                    and Chief Financial Officer